Exhibit 99.1
FOR IMMEDIATE RELEASE
May 6, 2014
THE WALT DISNEY COMPANY REPORTS
SECOND QUARTER AND SIX MONTH EARNINGS FOR FISCAL 2014

BURBANK, Calif. – The Walt Disney Company today reported record earnings for the second quarter. Diluted earnings per share (EPS) for the second quarter increased 30% to $1.08 from $0.83 in the prior-year quarter. Excluding certain items affecting comparability, EPS for the quarter increased 41% to $1.11 from $0.79 in the prior-year quarter. Diluted EPS for the six months ended March 29, 2014 was $2.11 compared to $1.60 in the prior-year period. Excluding certain items affecting comparability, EPS for the six months increased 36% to $2.15.

“We’re extremely pleased with our results this quarter, delivering double-digit increases in operating income across all of our businesses and the highest quarterly earnings per share in the history of the Company,” said Robert A. Iger, Chairman and CEO, The Walt Disney Company.  “Our continued strong performance reflects the strength of our brands, the quality of our content, and our unique ability to leverage creative success across the entire Company to drive value.”

The following table summarizes the second quarter and six-month results for fiscal 2014 and 2013 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	March 29, 2014	March 30, 2013	Change	March 29, 2014	March 30, 2013	Change
Revenues	$11,649	$10,554	10%	$23,958	$21,895	9%
Segment operating income (1)	$3,353	$2,509	34%	$6,373	$4,889	30%
Net income (2)	$1,917	$1,513	27%	$3,757	$2,895	30%
Diluted EPS (2)	$1.08	$0.83	30%	$2.11	$1.60	32%
Cash provided by operations	$2,527	$2,160	17%	$3,739	$3,304	13%
Free cash flow (1)	$1,826	$1,586	15%	$2,380	$2,185	9%

(1)	Aggregate segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

Certain items affecting comparability had a $0.03 net adverse impact on EPS for the current quarter and included a $143 million foreign currency exchange loss in Venezuela, $48 million of restructuring and impairment charges, a $77 million gain on the sale of a property and income of $29 million representing a portion of a settlement of an affiliate contract dispute. Certain items affecting comparability in the prior-year quarter had a $0.04 net positive impact on EPS and included $102 million of tax benefits related to pre-tax earnings of prior years and $61 million of restructuring charges. The current-year foreign currency loss, property gain and settlement income were recorded in "Other income/(expense), net" in the Consolidated Statements of Income.

SEGMENT RESULTS
The following table summarizes the second quarter and six-month segment operating results for fiscal 2014 and 2013 (in millions):

	Quarter Ended			Six Months Ended
	March 29, 2014	March 30, 2013	Change	March 29, 2014	March 30, 2013	Change
Revenues:
Media Networks	$5,134	$4,957	4%	$10,424	$10,058	4%
Parks and Resorts	3,562	3,302	8%	7,159	6,693	7%
Studio Entertainment	1,800	1,338	35%	3,693	2,883	28%
Consumer Products	885	763	16%	2,011	1,776	13%
Interactive	268	194	38%	671	485	38%
	$11,649	$10,554	10%	$23,958	$21,895	9%
Segment operating income (loss):
Media Networks	$2,133	$1,862	15%	$3,588	$3,076	17%
Parks and Resorts	457	383	19%	1,128	960	18%
Studio Entertainment	475	118	>100%	884	352	>100%
Consumer Products	274	200	37%	704	546	29%
Interactive	14	(54)	nm	69	(45)	nm
	$3,353	$2,509	34%	$6,373	$4,889	30%

Media Networks
Media Networks revenues for the quarter increased 4% to $5.1 billion and segment operating income increased 15% to $2.1 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	March 29, 2014	March 30, 2013	Change	March 29, 2014	March 30, 2013	Change
Revenues:
Cable Networks	$3,633	$3,458	5%	$7,392	$6,996	6%
Broadcasting	1,501	1,499	—%	3,032	3,062	(1)%
	$5,134	$4,957	4%	$10,424	$10,058	4%
Segment operating income:
Cable Networks	$1,974	$1,724	15%	$3,251	$2,676	21%
Broadcasting	159	138	15%	337	400	(16)%
	$2,133	$1,862	15%	$3,588	$3,076	17%

Cable Networks
Operating income at Cable Networks increased $250 million to $2.0 billion for the quarter due to growth at ESPN and the domestic Disney Channels and higher equity income from A&E Television Networks (AETN). Higher operating income at ESPN was due to increased affiliate revenues and decreased programming and production costs, partially offset by lower advertising revenue. The increase in affiliate revenues was due to contractual rate increases and a reduction in revenue deferrals as a result of changes in contractual provisions related to annual programming commitments, partially offset by a decrease as a result of the sale of ESPN UK in the fourth quarter of the prior year. During the quarter, ESPN deferred $40 million of revenue compared to $120 million in the prior-year quarter. Programming and production costs were lower as a result of the sale of ESPN UK, partially offset by an increase due to higher contractual rates for college basketball. ESPN advertising revenue decreased due to fewer units delivered and lower ratings, partially offset by higher rates. Growth at the domestic Disney Channels was due to higher affiliate revenues driven by the settlement of an affiliate contract dispute and contractual rate increases, partially offset by increased programming costs. Higher equity income from AETN was due to advertising and affiliate revenue growth, partially offset by higher programming costs.
Broadcasting
Operating income at Broadcasting increased $21 million to $159 million for the quarter due to higher affiliate revenues and lower general, administrative and marketing expenses, partially offset by decreased Network primetime advertising revenue. The increase in affiliate revenues was driven by new contractual provisions, contractual rate increases and subscriber growth. Lower general and administrative expenses were driven by lower labor costs primarily as a result of decreased pension and postretirement medical costs. Lower primetime advertising revenue was driven by lower ratings, partially offset by higher rates.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 8% to $3.6 billion and segment operating income increased 19% to $457 million. Results for the quarter include an unfavorable impact due to a shift in the timing of the Easter holiday relative to our fiscal periods.
Higher operating income was due to growth at our domestic parks and resorts driven by increased guest spending at Walt Disney World Resort, higher attendance at Disneyland Resort and increased occupied room nights at both resorts. Higher guest spending was due to higher average ticket prices and food, beverage and merchandise spending. These increases were partially offset by higher costs which were driven by spending on MyMagic+ and labor and other cost inflation, partially offset by lower pension and postretirement medical costs.
Operating income at our international parks and resorts was comparable to the prior-year quarter as increased guest spending and attendance at Hong Kong Disneyland Resort was largely offset by lower guest spending and attendance at Disneyland Paris.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 35% to $1.8 billion and segment operating income increased to $475 million from $118 million. Higher operating income was due to increases in domestic home entertainment, international theatrical and television and subscription video on demand (TV/SVOD) distribution results.
The increase in domestic home entertainment was due to higher unit sales, which reflected the success of Frozen and Thor: The Dark World in the current quarter compared to Wreck-It Ralph and no comparable Marvel title in the prior-year quarter.
Higher international theatrical results reflected the strength of Frozen in the current quarter compared to Wreck-It Ralph and Oz The Great And Powerful in the prior-year quarter.
TV/SVOD distribution results were driven by more title availabilities worldwide. The current quarter included Monsters University, Marvel's Iron Man 3 and Marvel's Captain America: The First Avenger compared to Marvel's The Avengers in the prior-year quarter.

Consumer Products
Consumer Products revenues for the quarter increased 16% to $885 million and segment operating income increased 37% to $274 million. Higher operating income was due to increases at our Merchandise Licensing and Retail businesses.
The increase in operating income at Merchandise Licensing was driven by the performance of Disney Channel, Mickey and Minnie and Planes merchandise and lower acquisition accounting impacts, which reduced revenue recognition in the prior-year quarter.
At our Retail business, higher operating income for the quarter was due to comparable store sales growth in Japan and North America, a new wholesale distribution business in North America and higher online sales in North America. These increases were partially offset by an unfavorable impact of foreign currency translation as a result of the strengthening of the U.S. dollar against the Japanese yen.

Interactive
Interactive revenues for the quarter increased 38% to $268 million and segment operating results improved from a loss of $54 million to income of $14 million. Improved results were due to an increase at our console games business driven by the strength of Disney Infinity, which was released in the fourth quarter of the prior year, and growth at our Japan mobile business. The increase at our Japan mobile business was due to higher licensing fees from games sales, subscribers and sales of handsets.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $26 million to $155 million driven by higher charitable contributions and the timing of allocations to operating segments.

Interest Income/(Expense), net
Interest income/(expense), net was as follows (in millions):

	Quarter Ended
	March 29, 2014	March 30, 2013	Change
Interest expense	$(67)	$(83)	19%
Interest and investment income	129	29	>100%
Interest income/(expense), net	$62	$(54)	nm
The decrease in interest expense for the quarter was primarily due to lower effective interest rates. The increase in interest and investment income for the quarter was due to increased gains on sales of investments and income on late payments realized in connection with the settlement of an affiliate contract dispute.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	March 29, 2014	March 30, 2013	Change
Effective Income Tax Rate	35.2%	28.8%	(6.4)	ppt
The increase in the effective income tax rate for the quarter was primarily due to favorable tax adjustments related to pre-tax earnings of prior years that were recorded in the prior-year quarter. These favorable tax adjustments reduced the prior-year effective income tax rate by 4.5 percentage points. Additionally, the current quarter effective income tax rate included a lower benefit related to qualified domestic production activities and an unfavorable impact from changes in our estimated full year effective income tax rate, which is used to determine the quarterly tax provision. The estimated full year effective rate is adjusted each quarter based on information available at the end of that quarter. The impact was unfavorable in the current quarter whereas it was favorable in the prior-year quarter.

Noncontrolling Interests

	Quarter Ended
	March 29, 2014	March 30, 2013	Change
Net income attributable to noncontrolling interests	$139	$108	(29)%
The increase in net income attributable to noncontrolling interests for the quarter was due to improved operating results at ESPN and Hong Kong Disneyland Resort.

Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	March 29, 2014	March 30, 2013	Change
Cash provided by operations	$3,739	$3,304	$435
Investments in parks, resorts and other property	(1,359)	(1,119)	(240)
Free cash flow (1)	$2,380	$2,185	$195

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.
Cash provided by operations for the first six months of fiscal 2014 increased 13% or $435 million to $3.7 billion as compared to the first six months of fiscal 2013. The increase in cash provided by operations was due to higher segment operating results, partially offset by an increase in receivables at Studio Entertainment and higher film and television programming and production spending at Media Networks and Studio Entertainment. The increase in receivables at Studio Entertainment was driven by higher revenues.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Six Months Ended
	March 29, 2014	March 30, 2013
Media Networks
Cable Networks	$68	$67
Broadcasting	28	24
Total Media Networks	96	91
Parks and Resorts
Domestic	464	481
International	651	359
Total Parks and Resorts	1,115	840
Studio Entertainment	32	27
Consumer Products	10	14
Interactive	2	6
Corporate	104	141
Total investments in parks, resorts and other property	$1,359	$1,119
Capital expenditures increased from $1.1 billion to $1.4 billion due to higher construction spending for Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Six Months Ended
	March 29, 2014	March 30, 2013
Media Networks
Cable Networks	$68	$68
Broadcasting	47	49
Total Media Networks	115	117
Parks and Resorts
Domestic	561	521
International	173	161
Total Parks and Resorts	734	682
Studio Entertainment	25	24
Consumer Products	33	28
Interactive	4	10
Corporate	116	108
Total depreciation expense	$1,027	$969

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items:

	Quarter Ended			Six Months Ended
	March 29, 2014	March 30, 2013	Change	March 29, 2014	March 30, 2013	Change
Diluted EPS as reported	$1.08	$0.83	30%	$2.11	$1.60	32%
Exclude:
Favorable tax adjustments related to pre-tax earnings of prior years	—	(0.06)	nm	—	(0.06)	nm
Restructuring and impairment charges (1)	0.02	0.02	—%	0.03	0.02	50%
Tax benefit from prior-year foreign earnings indefinitely reinvested outside the United States (2)	—	—	nm	—	(0.04)	nm
Hulu Equity Redemption charge (3)	—	—	nm	—	0.02	nm
Other income/(expense), net (4)	0.01	—	nm	0.01	0.04	(75)%
Diluted EPS excluding certain items	$1.11	$0.79	41%	$2.15	$1.58	36%

(1)
Charges for the current quarter and six-month period totaled $48 million and $67 million (pre-tax), respectively, primarily for severance costs. Charges for the prior-year quarter and six-month period totaled $61 million, primarily for severance costs.

(2)
The prior-year six month period includes a tax benefit due to an increase in prior-year earnings from foreign operations indefinitely reinvested outside the United States and subject to tax rates lower than the federal statutory income tax rate ($64 million).

(3)	Our share of expense associated with an equity redemption at Hulu LLC ($55 million pre-tax).

(4)
Significant items in the current quarter and six-month period include a loss from Venezuelan foreign currency translation ($143 million pre-tax and before noncontrolling interest), a gain on the sale of property ($77 million pre-tax) and income related to a portion of a settlement of an affiliate contract dispute ($29 million pre-tax). Significant items in the prior-year six-month period includes the Celador litigation charge ($321 million pre-tax) and a gain on the sale of our interest in ESPN STAR Sports ($219 million pre-tax and before noncontrolling interest).

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.

A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Segment operating income	$3,353	$2,509	$6,373	$4,889
Corporate and unallocated shared expenses	(155)	(129)	(271)	(252)
Restructuring and impairment charges	(48)	(61)	(67)	(61)
Other income/(expense), net	(37)	10	(31)	(92)
Interest income/(expense), net	62	(54)	111	(126)
Hulu Equity Redemption charge	—	—	—	(55)
Income before income taxes	3,175	2,275	6,115	4,303
Income taxes	(1,119)	(654)	(2,155)	(1,244)
Net income	$2,056	$1,621	$3,960	$3,059
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, May 6, 2014, at 5:00 PM EST/2:00 PM PST via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through May 20, 2014 at 7:00 PM EDT/4:00 PM PDT.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 28, 2013 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 29, 2014	March 30, 2013	March 29, 2014	March 30, 2013
Revenues	$11,649	$10,554	$23,958	$21,895
Costs and expenses	(8,668)	(8,359)	(18,312)	(17,608)
Restructuring and impairment charges	(48)	(61)	(67)	(61)
Other income/(expense), net	(37)	10	(31)	(92)
Interest income/(expense), net	62	(54)	111	(126)
Equity in the income of investees	217	185	456	295
Income before income taxes	3,175	2,275	6,115	4,303
Income taxes	(1,119)	(654)	(2,155)	(1,244)
Net income	2,056	1,621	3,960	3,059
Less: Net income attributable to noncontrolling interests	(139)	(108)	(203)	(164)
Net income attributable to The Walt Disney Company (Disney)	$1,917	$1,513	$3,757	$2,895

Earnings per share attributable to Disney:
Diluted	$1.08	$0.83	$2.11	$1.60
Basic	$1.10	$0.84	$2.14	$1.62

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,770	1,825	1,777	1,813
Basic	1,750	1,804	1,756	1,791

Dividends declared per share	$—	$—	$0.86	$0.75

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	March 29, 2014	September 28, 2013
ASSETS
Current assets
Cash and cash equivalents	$4,078	$3,931
Receivables	7,588	6,967
Inventories	1,343	1,487
Television costs and advances	937	634
Deferred income taxes	478	485
Other current assets	622	605
Total current assets	15,046	14,109
Film and television costs	5,067	4,783
Investments	2,750	2,849
Parks, resorts and other property
Attractions, buildings and equipment	41,759	41,192
Accumulated depreciation	(23,294)	(22,459)
	18,465	18,733
Projects in progress	3,030	2,476
Land	1,186	1,171
	22,681	22,380
Intangible assets, net	7,262	7,370
Goodwill	27,350	27,324
Other assets	2,424	2,426
Total assets	$82,580	$81,241

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$6,581	$6,803
Current portion of borrowings	4,695	1,512
Unearned royalties and other advances	3,886	3,389
Total current liabilities	15,162	11,704

Borrowings	10,909	12,776
Deferred income taxes	4,228	4,050
Other long-term liabilities	4,641	4,561
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	33,942	33,440
Retained earnings	49,989	47,758
Accumulated other comprehensive loss	(1,206)	(1,187)
	82,725	80,011
Treasury stock, at cost, 1.1 billion shares at March 29, 2014 and 1.0 billion shares at September 28, 2013	(37,836)	(34,582)
Total Disney Shareholders' equity	44,889	45,429
Noncontrolling interests	2,751	2,721
Total equity	47,640	48,150
Total liabilities and equity	$82,580	$81,241

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Six Months Ended
	March 29, 2014	March 30, 2013
OPERATING ACTIVITIES
Net income	$3,960	$3,059
Depreciation and amortization	1,141	1,064
Gains on sales of investments and dispositions	(280)	(245)
Deferred income taxes	176	(247)
Equity in the income of investees	(456)	(295)
Cash distributions received from equity investees	361	367
Net change in film and television costs and advances	(663)	(571)
Equity-based compensation	208	208
Other	(29)	119
Changes in operating assets and liabilities:
Receivables	(469)	(76)
Inventories	134	137
Other assets	(31)	(1)
Accounts payable and other accrued liabilities	(282)	17
Income taxes	(31)	(232)
Cash provided by operations	3,739	3,304

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(1,359)	(1,119)
Sales of investments/proceeds from dispositions	366	350
Acquisitions	(13)	(2,310)
Other	(5)	89
Cash used in investing activities	(1,011)	(2,990)

FINANCING ACTIVITIES
Commercial paper borrowings/(repayments), net	2,316	(245)
Borrowings	138	3,878
Reduction of borrowings	(1,084)	(788)
Dividends	(1,508)	(1,324)
Repurchases of common stock	(3,254)	(1,894)
Proceeds from exercise of stock options	295	354
Other	659	329
Cash (used in)/provided by financing activities	(2,438)	310

Impact of exchange rates on cash and cash equivalents	(143)	(59)

Increase in cash and cash equivalents	147	565
Cash and cash equivalents, beginning of period	3,931	3,387
Cash and cash equivalents, end of period	$4,078	$3,952

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601